Exhibit 3.1.58

ARTICLES OF INCORPORATION

OF

TERRESTRIAL RF LICENSING, INC.

FIRST: The name of the Corporation is “Terrestrial RF Licensing, Inc.”

SECOND: The address of the principal office of the Corporation for the purpose of service of process in the State of Nevada is 6100 Neil Road, Reno, Nevada 89511. The name of the initial resident agent of the Corporation at such address is the Corporation Trust Company of Nevada.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful activity, within or without the State of Nevada.

FOURTH: The amount of the total authorized capital stock of the Corporation consists of One Thousand (1,000) shares of Common Stock, par value $.01 per share.

FIFTH: Cumulative voting by any stockholder is hereby expressly denied.

SIXTH: The shares of capital stock of the Corporation, after the amount of the subscription price therefore (which shall not be less than the aggregate par value thereof) has been paid in full, shall be deemed fully paid shares of capital stock of the Corporation and shall not be subject to any further call or assessment thereof, and the holders of such shares shall not be liable for any further payments in respect to such shares or liable to pay the debts of the Corporation.

SEVENTH: No stockholder of this Corporation shall by reason of his holding shares of any class of stock have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stocks now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of any class of stock of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock without offering any such shares or other securities either in whole or in part to the existing stockholders of any class of stock.

EIGHTH: The governing Board of this Corporation shall be known as Directors, and the number of Directors shall not less than one nor more than ten, with the exact number to be fixed from time to time as set forth in the Bylaws of this Corporation.

The name and address of the first Directors of the Board of Directors, which shall be three (3) in number, are as follows:

Name	Mailing Address
L. Lowry	200 East Basse Road
San Antonio, Texas 78209

Mark Mays	200 East Basse Road
San Antonio, Texas 78209

Randall Mays	200 East Basse Road
San Antonio, Texas 78209

These individuals shall serve as a Director until the first annual meeting of the stockholders or until his successor shall have been elected and qualified.

NINTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Steve Davis	2625 South Memorial, Suite A
Tulsa, Oklahoma 74129

TENTH: The Corporation is to have perpetual existence;

ELEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders, it is further provided;

(a) The election of Directors of the Corporation need not be by written ballot.

(b) The Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the Bylaws, subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors.

(c) Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation will be kept within the State of Nevada at such place or places as may designated from time to time by the Board of Directors or in Bylaws of the Corporation.

TWELFTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300 (or any successor provision of Nevada law); and the directors and officers of the Corporation shall be entitled to the full extent permitted by Nevada law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors and officers. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director or officer of the Corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH: The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by Nevada Revised Statutes 78.751, as amended from time to time, or any successor provisions of Nevada law.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FIFTEENTH: The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand as of the 1 day of February, 2004.

/s/ Steve Davis
Name: Steve Davis, Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

The undersigned, the Corporation Trust Company of Nevada, hereby accepts the Appointment as Resident Agent of the above named corporation.

Date: February 6, 2004.

THE CORPORATION TRUST COMPANY OF NEVADA

By:	/S/ KIRK HOOD
Name:	KIRK HOOD
Title:	ASSISTANT SECRETARY

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